Exhibit 99.1

Contact Person:

P. Mark Perkins

Aerosonic Corporation

727-461-3000

mperkins@aerosonic.com

For immediate release

AEROSONIC ANNOUNCES FILING OF 2003 FORM 10-K

AND RESULTS FOR FISCAL YEAR 2003

Clearwater, Florida, October 31, 2003. Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its annual report on Form 10-K for the year ended January 31, 2003, with the U.S. Securities and Exchange Commission. The Company’s filing of the Form 10-K follows the restatement of its results for the fiscal years ended January 31, 1999 through 2002, and the first three quarters of fiscal 2003.

For its fiscal year ended January 31, 2003, revenues decreased $1.0 million to $25.7 million, compared to restated revenues of $26.7 million for the fiscal year ended January 31, 2002. The revenue decrease is primarily attributable to the rescheduling of commercial aviation orders resulting from the slow recovery in that market following the downturn that began in late 2001. The decrease in commercial aviation orders was partially offset by an increase in orders for military applications, including the initiation of the F-35 (Joint Strike Fighter) development contract. The increase in military orders has continued into the current fiscal year, and the Company expects its sales for the fiscal year ended January 31, 2004 to exceed $30 million for the first time in its 50-year history.

Net earnings for the year ended January 31, 2003 were $1.0 million, or $0.26 per share, an increase of $0.3 million from $0.7 million, or $0.18 per share, as restated, from the year ended January 31, 2002. Shareholders’ equity on January 31, 2003 was $9.0 million in contrast to restated shareholders’ equity of $7.9 million at January 31, 2002.

In addition to the previously announced overstatements of revenue and inventory discussed in the Company’s news releases of March 17 and May 22, 2003, the Company announced that it reviewed results for its fiscal years ended January 31, 1999 and 2000 in order to more accurately identify the periods affected by the previously identified overstatements. This has resulted in the allocation of overstatements to, and the identification of additional overstatements for, those earlier years. However, as a result of the unavailability of certain accounting records for periods predating 2001, the Company is unable to determine the full extent of adjustments that would be necessary to a fair presentation of the restated financial information included herein for 1999 and 2000. A summary of the restatements for each of the years affected, including the results previously reported, is as follows:

For the fiscal years ended January 31:

	2002		2001
	Previously Reported	As Restated	Previously Reported	As Restated
Statement of operations:
Total Revenues	$27,424,000	$26,686,000	$24,672,000	$23,528,000
Total Cost of Sales	(17,162,000)	(17,441,000)	(15,654,000)	(15,381,000)
Other Operating Expenses	(8,552,000)	(8,513,000)	(8,265,000)	(8,479,000)

Income before Income Taxes	1,710,000	732,000	753,000	(332,000)
Income Tax Expense	(670,000)	(21,000)	(297,000)	(10,000)

Net Income/(Loss)	$1,040,000	$711,000	$456,000	$(342,000)

Earnings/(Loss) per Share	$0.27	$0.18	$0.12	$(0.09)

	2000		1999
	Previously Reported	As Restated	Previously Reported	As Restated
Statement of operations:
Total Revenues	$23,271,000	$23,271,000	$19,670,000	$19,670,000
Total Cost of Sales	(14,920,000)	(18,812,000)	(11,934,000)	(13,911,000)
Other Operating Expenses	(7,869,000)	(7,956,000)	(7,155,000)	(7,243,000)

Income before Income Taxes	482,000	(3,497,000)	581,000	(1,484,000)
Income Tax Expense	(222,000)	366,000	(228,000)	466,000

Net Income/(Loss)	$260,000	$(3,131,000)	$353,000	$(1,018,000)

Earnings/(Loss) per Share	$0.07	$(0.80)	$0.09	$(0.26)

The Company’s January 31, 2003 Form 10-K includes a full review and analysis of the issues surrounding each item in the restatements. This news release and the above information should be considered in conjunction with the more detailed information contained in the Form 10-K.

“We are pleased to provide this news for a number of reasons,” stated David Baldini, Aerosonic’s President and CEO. “The Company had to address numerous accounting issues and, in certain circumstances, had to assemble historic information from available data in order to properly assess the extent to which any prior misstatements of financial results had occurred, and to make appropriate corrections. This proved to be a lengthy but necessary process that now enables us to provide clear and more accurate information regarding the Company’s financial status and performance.”

Mr. Baldini further emphasized that “in addition to the financial issues, we have made significant changes in our corporate governance, communications, and controls. We have increased and strengthened the independence of our Board of Directors, hired an investor relations firm to improve communications with our shareholders, and have improved and continue to improve internal controls to monitor our progress and results. We are committed to the health and growth of the Company, and we look forward to both the upcoming opportunities and challenges.”

The dollar amounts referred to in this press release are subject to change and additional analysis and adjustment. Further, this document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company’s operations, the amount of any anticipated restatements, profits from future operations, and the Company’s overall future business prospects, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of management issues, operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.